[[LETTERHEAD]]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Innolog Holdings Corporation
Fairfax, Virginia

We hereby consent to the use in the Form S-1 and related prospectus of Innolog Holdings, Inc., of our reports dated July 12, 2010, relating to the consolidated balance sheet of Innolog Holdings Corporation and Subsidiary as of December 31, 2009, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the period from March 23, 2009 (inception) to December 31, 2009; and the balance sheets of Innovative Logistics Techniques, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholder’s deficiency, and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in such Form S-1.

/s/ Spector & Associates, LLP

SPECTOR & ASSOCIATES, LLP
Pasadena, California

December 29, 2010